Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS SECOND QUARTER RESULTS

ROANOKE, Va. (August 15, 2005)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), filed Form 10-Q with the SEC on August 15, 2005.  Net income for the second quarter ended June 30, 2005 was $242,025 compared to net income of $179,275 for the second quarter of 2004.  Net income for the six months ended June 30, 2005 was $175,444 compared to net income of $341,177 for 2004.

In April, 2005, the Company settled two lawsuits for a total payment by the Company of $415,000, the majority of which had been accrued as of December 31, 2004.  The Company also reported a subsequent event regarding a fire at a company-owned location in Waldorf, Maryland.  On or about July 19, 2005, there was a fire that totally destroyed the property and contents.  The Company has requested that the landlord rebuild the leased premises in this location.

 Cash of $440,000 was generated from operations and cash and cash equivalents increased by $90,000 from December 31, 2004 to June 30, 2005, achieving a balance of approximately $2.2 million at June 30, 2005.  The Company achieved positive working capital of $1.9 million at June 30, 2005 and $1.5 million at December 31, 2004.

“The Company continues to evaluate opportunities to increase our franchise and company store base.  We have reviewed real estate opportunities for current franchise and company operations”, said Mr. James C. Verney, President and Chief Executive Officer.  Two Company-owned restaurants, both located in Northern Virginia, are scheduled for major remodeling in 2005, with an estimated capital expenditure projection of $885,000.  Some other Company-owned locations will receive minor upgrading.  Total capital expenditures for 2005 on these remodeling efforts are expected to be approximately $1 million. “It is our expectation that upgrading our long-standing Company-owned stores with a 21st century look and feel will make the dining experience that much more exciting and pleasurable for our guests.  We anticipate that remodeled restaurants will experience increased sales and traffic as a result,” said Verney. Along with this effort, the Company will operate the remodeled Company-owned stores under the “Great American Buffet” name. In addition the Company has entered into a lease for a new location in Chantilly, Virginia.  “The Company has also invested in resources such as consumer research, prototype plans for the concepts of Western Sizzlin and Great American Buffet, and personnel.  The investments made in 2004 and 2005 will position us to revitalize the Company and establish a map for growth”, said Verney.

There were four franchise closures and two openings during the second quarter of 2005.  Another franchise location opened the second week of August.

Western Sizzlin Corporation operates and franchises a total of 144 units in 21 states as of August 15, 2005 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

# # #